THE TRAVELERS GROWTH AND INCOME STOCK ACCOUNT FOR VARIABLE ANNUITIES ("GIS ACCOUNT")
THE TRAVELERS QUALITY BOND ACCOUNT FOR VARIABLE ANNUITIES ("QB ACCOUNT") THE TRAVELERS MONEY MARKET ACCOUNT FOR VARIABLE ANNUITIES ("MM ACCOUNT")

Sub-Item 77C Submission of matters to a vote of security holders

Combined Special Meetings of the GIS, QB and MM Accounts were held on June 23, 2005 and adjourned to June 30, 2005. The Special
Meeting for the MM Account was further adjourned until July 18, 2005.

There were three proposals submitted to contract owners:

Proposal 1 was the approval of the investment advisory contracts between the Accounts and The Travelers Asset Management International Company LLC ("TAMIC")

The agreements terminated as a matter of law at the closing of the sale of The Travelers Insurance Company ("TIC") and certain affiliates by Citigroup Inc. to MetLife, Inc. on June 30, 2005 (the "MetLife Transaction").

Proposal 2 was the approval of future subadvisory agreements without a contract owner vote.

Proposal 3 was the election of a new member of the Board of Managers, Elizabeth Forget, who is affiliated with MetLife, Inc.

The contract owners approved all proposals.

The following table sets forth the number of contract owner units voted for, against and withheld as to each Proposal.

Proposal 1

GIS Account		For		 11,291,066
		Against		    954,275
		Withhold		 1,021,494


QB Account		For	 	 5,848,216
			Against	    443,149
			Withhold	    364,747



MM Account		For	 	 8,113,310
	Against			    864,258
	Withhold			 1,049,214


Proposal 2

GIS Account		For	 	 9,938,444
			Against	   2,225,59
			Withhold	 1,102,798

QB Account		For		 5,244,318
			Against	    966,597
	 		Withhold	    445,198

MM Account		For		 7,018,882
			Against	 2,086,801
			Withhold	    921,099
Proposal 3

GIS Account		For		12,213,351
			Withhold	  1,053,484

QB Account		For		 6,251,739
			Withhold	    404,374

MM Account		For		 8,792,126
			Withhold	 1,234,656